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As filed with the Securities and Exchange Commission on July 3, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALLIANT TECHSYSTEMS INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	41-1672694
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
600 Second Street N.E., Hopkins, MN	55343-8384
(Address of Principal Executive Offices)	(Zip Code)

FIRST AMENDMENT AND RESTATEMENT OF
ALLIANT TECHSYSTEMS INC. 2000 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Ann D. Davidson
Vice President and General Counsel
600 Second Street N.E.
Hopkins, MN 55343-8384
(Name and Address of Agent For Service)

(952) 931-6140
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value, $.01 per share, ("Common Stock")	440,000	$86.30	$37,972,000.00	$9,493.00

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, this Registration Statement also covers such additional shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan (the "Plan").

(2)
Estimated solely for calculating the amount of the registration fee, pursuant to Rule 457(c) and (h) of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of the Registrant's Common Stock on the New York Stock Exchange on June 28, 2001, within 5 business days prior to filing.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

    Not applicable to Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

    The following documents, previously filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, incorporated in this Registration Statement by reference and made a part hereof:

  (a)
  Annual Report on Form 10-K for the fiscal year ended March 31, 2001.

  (b)
  Current Reports on Form 8-K filed on May 2, 2001, May 9, 2001, and June 5, 2001; and

    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

    Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Ann D. Davidson, who will issue an opinion of counsel with respect to the securities to which this Registration Statement relates, is an employee and officer (Vice President and General Counsel) of the Registrant. As of February 28, 2001, the Registrant had issued to Ms. Davidson 4,000 stock options pursuant to her compensation arrangements, which options have not vested.

Item 6. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify the officers and directors of the Registrant, under certain circumstances and subject to certain conditions and limitations as stated therein, against all expenses and liabilities incurred by or imposed upon them as a result of suits brought against them as such officers and directors if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful.

    Article IX of the Registrant's By-Laws provides, among other things, that the Registrant shall, under certain circumstances and subject to certain conditions and limitations as stated therein, indemnify any current or former director, officer, employee or agent thereof for expenses (including attorney's fees), judgments, fines and settlements actually and reasonably incurred by such person for any action, suit or proceeding to which such person is made a party by reason of such person's position with the Registrant or while acting as an agent on behalf of the Registrant if, in connection with such action, suit or proceeding, such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person's conduct was unlawful. Such rights of indemnification are not deemed exclusive of any other right available to the individual under any policy of insurance, agreement, statute or otherwise.

    The Registrant also purchases and maintains directors' and officers' liability insurance and corporate reimbursement policies insuring directors and officers against loss arising from claims made arising out of the performance of their duties. In addition, the Registrant has indemnification agreements with each of its directors and officers that, among other things, require the Registrant to indemnify such individuals to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

    Not applicable.

Item 8. Exhibits.

    The following Exhibits are being filed as part of this Registration Statement:

Exhibit Number	Description
4.1	Restated Certificate of Incorporation
4.2	Certificate of Correction
4.3	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock
4.4	Bylaws, as amended
4.5	Form of Certificate for common stock, par value $.01 per share
4.6	First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan
5	Opinion of Ann D. Davidson as to the legality of the shares being registered
23.1	Consent of Ann D. Davidson
23.2	Consent of Deloitte & Touche LLP
24	Power of Attorney

Item 9. Undertakings.

  (A)
  The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hopkins, State of Minnesota, on June 29th, 2001.

ALLIANT TECHSYSTEMS INC.
By:	/s/ ANN D. DAVIDSON Ann D. Davidson Vice President and General Counsel

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 29th, 2001.

Signature	Title

* Paul David Miller	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
/s/ ERIC S. RANGEN Eric S. Rangen	Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ PAULA J. PATINEAU Paula J. Patineau	Senior Financial Officer and Vice President—Human Resources (Principal Accounting Officer)
* Frances J. Cook	Director
* Gilbert F. Decker	Director
* Thomas L. Gossage	Director
* Jonathan G. Guss	Director
* David E. Jeremiah	Director
* Gaynor N. Kelley	Director
* Joseph F. Mazzella	Director

/s/ SCOTT S. MEYERS Scott S. Meyers	Director and President
* Robert W. RisCassi	Director
* Michael T. Smith	Director

    *   Ann D. Davidson, the undersigned attorney-in-fact, by signing her name hereto, does hereby sign and execute this Registration Statement on behalf of the above directors pursuant to a power of attorney filed with the Securities and Exchange Commission as Exhibit 24 to this Registration Statement.

By:	/s/ ANN D. DAVIDSON Ann D. Davidson Attorney-in-Fact

EXHIBIT INDEX

    The following Exhibits are being filed as part of this Registration Statement by the method of filing indicated below:

Exhibit Number	Description	Method of Filing
4.1	Restated Certificate of Incorporation	Incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Form 10
4.2	Certificate of Correction	Incorporated by reference to Exhibit 3.1 to Registration Statement on Form S-4 filed on April 13, 1995 ("Form S-4") (File No. 033-91138)
4.3	Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock	Incorporated by reference to Exhibit 3.3 to Form S-4
4.4	Bylaws, as amended	Incorporated by reference to Exhibit 3(ii) to Form 8-K dated May 10, 1999 (File No. 001-10582)
4.5	Form of Certificate for common stock, par value $.01 per share	Incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Form 10
4.6	First Amendment and Restatement of Alliant Techsystems Inc. 2000 Stock Incentive Plan	Filed herewith electronically
5	Opinion of Ann D. Davidson as to the legality of the shares being registered	Filed herewith electronically
23.1	Consent of Ann D. Davidson	Filed herewith electronically as part of Exhibit 5
23.2	Consent of Deloitte & Touche LLP	Filed herewith electronically
24	Power of Attorney	Filed herewith electronically

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
EXHIBIT INDEX